Exhibit 10.9

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth annual rates of cash and equity compensation for non-management directors, as adopted at the November 17-18, 2022 and November 6-7, 2023 Board meetings.

Compensation Item	Annual Compensation Rates Approved November 2022	Annual Compensation Rates Approved November 2023
Cash Compensation
Board Retainer	$100,000	$100,000
Audit Committee
Chair Retainer	$25,000	$25,000
Member Retainer	$10,000	$10,000
Human Resources & Compensation Committee
Chair Retainer	$20,000	$20,000
Member Retainer	$8,000	$8,000
Nominating, Governance & Sustainability Committee
Chair Retainer	$15,000	$15,000
Member Retainer	$7,000	$7,000

Equity Compensation—Restricted Stock or Restricted Stock Units
Director Retainer	$160,000	$160,000
Lead Director, Additional Retainer[1]	$30,000	$30,000
Board Chairman, Additional Retainer[1]	$150,000	$150,000
1The Lead Director and Non-Executive Board Chairman additional equity retainers were approved at the May 3-4, 2023 and November 6-7, 2023 Board meetings.

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program, effective November 6, 2017 (filed November 9, 2017 as Exhibit 10.6 to the Company’s Form 8-K).
Directors may receive the equity component of their compensation in restricted stock or restricted stock units (“RSUs”). In either case, the awards generally vest on the day preceding the following year’s annual meeting of shareholders. Vesting accelerates in the event of death, disability or, if the director’s service is terminated upon a change in control of the Company. The Board determines the number of shares by dividing the dollar value by the average closing price per share of the Company’s stock for the 10 trading days following the prior year fourth quarter earnings release.

RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.

The Company pays for travel expenses incurred by the directors to attend Board meetings. Our management directors do not receive compensation for their Board service.
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